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                                                                     EXHIBIT 8.1

                    [WILMER, CUTLER & PICKERING LETTERHEAD]


                                 June 14, 1999


Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

Dear Ladies and Gentlemen:

     We have acted as special counsel to Metrocall, Inc. in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Prospectus, dated April 13, 1999, and all amendments thereto (the "Prospectus"), to the Registration Statement on Form S-4, and all amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the 11% Senior Subordinated Notes due 2008 (the "New Notes") which are to be offered in exchange for all the outstanding 11% Senior Subordinated Notes due 2008 (the "Old Notes"). All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Prospectus.

     We have examined copies of the following documents: (1) the Prospectus (2) the Registration Statement; and (3) such other documents as we have deemed relevant for purposes of the opinion set forth herein.

     In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.
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Metrocall, Inc.

June 14, 1999

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     Based on and subject to the foregoing, we hereby confirm that the discussion set forth in the Prospectus under the heading "Material United States Federal Income Tax Consequences" is our opinion on the material United States federal income tax consequences of the purchase, ownership, and disposition of the New Notes and the exchange of Old Notes for New Notes.


     This opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

     This opinion has been prepared for your use in connection with the filing of the Prospectus and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Prospectus as filed with the SEC and to the use of our name therein.

                                          Very Truly Yours,

                                          WILMER, CUTLER & PICKERING


                                          By:    /s/ WILLIAM J. WILKINS

                                            ------------------------------------
                                                     William J. Wilkins
                                                         A Partner